Term Sheet No. F3 To the Product Supplement No. F-I dated September 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 August 16, 2010
$ Contingent Coupon Autocallable Notes due August 29, 2014 Linked to Five Reference Shares
General
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The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Shares, be willing to accept the risks of owning equities in general and the Reference Shares in particular, be willing to risk receiving no interest payments, be willing to risk having the securities redeemed prior to maturity and be willing to lose some or all of their investment. Any payment due on the securities is subject to our ability to pay our obligations as they become due.

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The securities will pay interest in arrears at an interest rate which is expected to be between 11.00% and 16.00% per annum (to be determined on the Trade Date) following each quarterly Observation Period but will pay no interest for any Observation Period for which a Knock-In Event occurs.  A Knock-In Event occurs for any Observation Period if the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Observation Date included in such Observation Period.

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The securities do not guarantee any return of your principal amount at maturity. If a Knock-In Event occurs for the final Observation Period, holders will receive shares of the Lowest Performing Reference Share as described below.

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If the closing price of each Reference Share is greater than or equal to the Automatic Early Redemption Trigger Level for such Reference Share on any Observation Date, the securities will be automatically redeemed for a cash payment equal to 100% of the principal amount together with interest payable.  No interest will accrue following such an Automatic Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing August 29, 2014†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The securities are expected to price on or about August 17, 2010 (the “Trade Date”) and are expected to settle on or about August 20, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The securities are linked to five reference shares (each a “Reference Share” and, together, the “Reference Shares”). The Reference Shares, the ticker symbol and the Initial Share Price of each Reference Share are set forth in the table below. For additional information on the Reference Shares, see “The Reference Shares” herein.  The share prices for the Reference Shares are subject to adjustment as described in “Adjustments” herein.

Reference Share	Ticker Symbol	Exchange	Initial Share Price*
Alcoa Inc. (“Alcoa”)	AA	NYSE
Halliburton Company (“Halliburton”)	HAL	NYSE
Merck & Co., Inc. (“Merck”)	MRK	NYSE
The Home Depot, Inc. (“Home Depot”)	HD	NYSE
American Express Company (“American Express”)	AXP	NYSE

*  The Initial Share Price of each Reference Share will be the closing price of one share of such Reference Share on the Trade Date. In the event that the closing price for any Reference Share is not available on the Trade Date, the Initial Share Price for such Reference Share will be determined on the immediately following trading day on which a closing price is available.†

Automatic Early Redemption†:
If the closing price of each Reference Share is greater than or equal to its Automatic Early Redemption Trigger Level on any Observation Date, the securities will be automatically redeemed for a cash payment per security equal to 100% of principal amount, together with interest payable with respect to the Observation Period that includes such Observation Date, on the third business day following such Observation Date, subject to adjustment.

Interest Rate:
Expected to be between 11.00% and 16.00% per annum (to be determined on the Trade Date), calculated on a 30/360 basis, but if a Knock-In Event occurs for any Observation Period, no interest will be paid in respect of such Observation Period.

Observation Periods:
The initial Observation Period will be from but excluding the Trade Date to and including the first Observation Date.  Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates†:
November 24, 2010, February 23, 2011, May 25, 2011, August 25, 2011, November 25, 2011, February 24, 2012, May 24, 2012, August 27, 2012, November 27, 2012, February 25, 2013, May 24, 2013, August 27, 2013, November 25, 2013, February 25, 2014, May 27, 2014 and August 26, 2014

Final Observation Date:	August 26, 2014
Coupon Payment Dates††:
Interest on the securities with respect to any Observation Period, if any, will be payable quarterly in arrears on the third business day following the Observation Date included in such Observation Period to the holders of record at the close of business on such Observation Date.

Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount, calculated as follows:
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If a Knock-In Event has not occurred for the final Observation Period, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities, together with the interest payable for such final Observation Period.

•	If a Knock-In Event has occurred for the final Observation Period, you will be entitled to receive the Physical Delivery Amount of the Lowest Performing Reference Share.

If a Knock-In Event has occurred for the final Observation Period, you will receive shares of the Lowest Performing Reference Share with a market value less than the principal amount of your securities. You could lose your entire principal amount.  Any payment you are entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

Lowest Performing Reference Share:	The Reference Share with the lowest Share Performance.
Share Performance†:	For each Reference Share, the Final Share Price of such Reference Share divided by the Initial Share Price of such Reference Share.
Final Share Price†:	For each Reference Share, the closing price of such Reference Share on the Final Observation Date.
Physical Delivery Amount:
A number of shares of the Lowest Performing Reference Share, per $1,000 principal amount of securities, rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Share Price for such Reference Share and (ii) the share adjustment factor for such Reference Share, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share. If the fractional share amount to be paid in cash is of a de minimis amount, as determined by the Calculation Agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Final Observation Date.

Knock-In Event:
For any Observation Period, a Knock-In Event occurs if the closing price of any of the Reference Shares is less than its respective Knock-In Price on the Observation Date included in such Observation Period.

Knock-In Price:	For each Reference Share, 50% of the Initial Share Price.
Automatic Early Redemption Trigger Level:	For each Reference Share, 80% of the Initial Share Price.
Maturity Date††:	August 29, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:
† The closing price for each Reference Share is subject to adjustment for certain events as described herein.
†† Each scheduled Observation Date is subject to postponement in respect of each Reference Stock if such date is not a business day or as a result of a market disruption event in respect of such Reference Stock as described in the accompanying product supplement under “Description of the Securities—Market Disruption Events.”  Each Coupon Payment Date and the Maturity Date is subject to postponement if such date is not a business day or if the preceding Observation Date is postponed because it is not a business day or as a result of a market disruption event.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of $45.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August 16, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated September 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. F-I dated September 22, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909008468/a2194657z424b2.htm

•	Prospectus supplement dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate the hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a hypothetical range of performance of the Reference Shares. The table and the scenarios below assume a hypothetical Initial Share Price of $38 and a Knock-In Price of $19 and share adjustement factor of 1.0 for the Lowest Performing Reference Share and that no Automatic Early Redemption occurs prior to the final Observation Period. The following results are based solely on the hypothetical scenarios cited. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due.  The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

If a Knock-In Event occurs for the final Observation Period, you will be entitled to receive on the Maturity Date a Redemption Amount per $1,000 principal amount of securities that will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share. If the fractional share amount to be paid in cash is of a de minimis amount, as determined by the Calculation Agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Final Observation Date.  The market value of any such Redemption Amount on the Final Observation Date will be less than $1,000 and may fluctuate, possibly decreasing, in the period between the Final Observation Date and the Maturity Date. If a Knock-In Event occurs for the final Observation Period, you could lose your entire investment in the securities. The Redemption Amounts illustrated below assume that the market value of the Redemption Amount has not fluctuated in the period between the Final Observation Date and the Maturity Date.

The amounts in the table and scenarios below do not reflect any interest payments on the securities.

Final Share Price ($) for one share of the Lowest Performing Reference Share	Percentage Change in Share Price for the Lowest Performing Reference Share	Return on the Securities	Redemption Amount*
49.40	30.00%	0.00%	$1,000.00
45.60	20.00%	0.00%	$1,000.00
41.80	10.00%	0.00%	$1,000.00
38.00	0.00%	0.00%	$1,000.00
34.20	-10.00%	0.00%	$1,000.00
30.40	-20.00%	0.00%	$1,000.00
26.60	-30.00%	0.00%	$1,000.00
22.80	-40.00%	0.00%	$1,000.00
19.00	-50.00%	0.00%	$1,000.00
15.20	-60.00%	-60.00%	26 shares of the Lowest Performing Reference Share + $4.80
11.40	-70.00%	-70.00%	26 shares of the Lowest Performing Reference Share + $3.60
7.60	-80.00%	-80.00%	26 shares of the Lowest Performing Reference Share + $2.40
3.80	-90.00%	-90.00%	26 shares of the Lowest Performing Reference Share + $1.20
0.00	−100.00%	-100.00%	26 shares of the Lowest Performing Reference Share

* If a Knock-In Event occurs, the Redemption Amount will consist of a whole number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share.  If the fractional share amount to be paid in cash is of a de minimis amount, as determined by the Calculation Agent, the holder shall not receive such amount. At the election of the Issuer, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of the Physical Delivery Amount and the closing price of the Lowest Performing Reference Share on the Final Observation Date.

The following scenarios illustrate how the Redemption Amount is calculated. Depending on the performance of the Reference Shares, you may also be entitled to receive interest payments on one or more of the Coupon Payment Dates.

Scenario 1: The price for one share of the Lowest Performing Reference Share increases from an Initial Share Price of $38 to a Final Share Price of $45.60. Since the Final Share Price for the Lowest Performing Reference Share is greater than the Knock-In Price for such Lowest Performing Reference Share, a Knock-In Event has not occurred for the final Observation Period and the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 2: The price of one share of the Lowest Performing Reference Share decreases from the Initial Share Price of $38 to a Final Share Price of $26.60. Since the Final Share Price for the Lowest Performing Reference Share is greater than the Knock-In Price for such Lowest Performing Reference Share, a Knock-In Event has not occurred for the final Observation Period and the Redemption Amount is equal to the principal amount.  Even though the Final Share Price is less than the Initial Share Price for the Lowest Performing Reference Share, the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities since a Knock-In Event did not occur for the final Observation Period.

Scenario 3: The price of one share of the Lowest Performing Reference Share decreases from the Initial Share Price of $38 to a Final Share Price of $15.20. Since the Final Share Price for the Lowest Performing Reference Share is less than the Knock-In Price for the Lowest Performing Reference Share, the Redemption Amount is equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Share Price (the number of shares of the Lowest Performing Reference Share)	+	plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share
	=	$1,000/$38 + cash amount
	=	26 shares of the Lowest Performing Reference Share (26.315789 rounded down) + (0.315789 * $15.20)
	=	26 shares of the Lowest Performing Reference Share (26.315789 rounded down) + $4.80

In this scenario, at maturity an investor would be entitled to receive a Redemption Amount consisting of 26 shares of the Lowest Performing Reference Share and a cash payment of $4.80. The value of the Redemption Amount on the Final Observation Date, with the value of the shares of the Lowest Performing Reference Share measured by its closing price on the Final Observation Date of $15.20), is $400, calculated as follows:

Market value of Redemption Amount	=	(26 shares of the Lowest Performing Reference Share × Final Share Price) + $4.80
	=	(26 shares of the Lowest Performing Reference Share × $15.20) + $4.80
	=	$395.20 + $4.80
	=	$400

In these circumstances, the investor will be exposed to the depreciation in the price of the shares of the Lowest Performing Reference Share from the Initial Share Price to the Final Share Price.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – You may receive less at maturity that you originally invested in the securities, or you may receive nothing. The payment at maturity will be based on whether the closing price of shares of any of the Reference Shares is less than its respective Knock-In Price on the Observation Date included in the final Observation Period.  If that is the case, you will receive at maturity a number of shares of the Lowest Performing Reference Share. The market value of those shares will be significantly less than the principal amount of the securities and may be zero. Accordingly, you could lose your entire investment in the securities.  Any payment due on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE RETURN ON THE SECURITIES AT MATURITY WILL BE SIGNIFICANTLY AND ADVERSELY AFFECTED BY THE OCCURRENCE OF A KNOCK-IN EVENT FOR THE FINAL OBSERVATION PERIOD – If the closing price of shares of any of the Reference Shares is less than its respective Knock-In Prices on the Final Observation Date, a Knock-In Event will have occurred for the final Observation Period. In this case, the Redemption Amount will consist of a number of shares of the Lowest Performing Reference Share plus an amount in cash corresponding to any fractional shares of the Lowest Performing Reference Share, determined as described above. This will be true even if the closing price of each of the other Reference Shares is greater than their respective Knock-In Prices on the Final Observation Date.  The market value of the Redemption Amount in such circumstances will likely be significantly less than the principal amount of the securities and may be zero.

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FOR ANY OBSERVATION PERIOD, IF A KNOCK-IN EVENT OCCURS, NO INTEREST WILL BE PAID ON THE SECURITIES FOR SUCH OBSERVATION PERIOD – If the closing price of any of the Reference Shares on an Observation Date is less than its respective Knock-In Price, a Knock-In Event occurs and no interest will be paid for such Observation Period.  This will be true even if the closing prices of the other Reference Shares are above their respective Knock-In Prices on the Observation Date for such Observation Period.  Accordingly, it is possible that no interest will be paid on the securities as a result of the performance of one of the Reference Shares.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to an Automatic Early Redemption if, on any Observation Date, the closing price of each of the Reference Shares is greater than or equal to its respective Automatic Early Redemption Trigger Level.  In this case, you will lose the opportunity to accrue and be paid interest from such Observation Date to the scheduled Final Observation Date.  If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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YOUR RETURN ON THE SECURITIES AT MATURITY OR UPON AUTOMATIC EARLY REDEMPTION IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE SHARES – You will not benefit from any appreciation, which may be significant, in the price of the Reference Shares at maturity or upon an Automatic Early Redemption. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Shares during the term of the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF THE LOWEST PERFORMING MORE THAN ONE OF EACH OF FIVE REFERENCE SHARES, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE PRICE OF EACH REFERENCE SHARE –The securities will be linked to the lowest performing of each of the five Reference Shares.  Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Reference Shares to the same degree for each Reference Share.  For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components.  Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket.  However, in the case of these securites, which are linked to the lowest performing of each of the five Reference Shares, the individual performance of each Reference Share is not combined to calculate your return and the depreciation of any Reference Share is not mitigated by the appreciation of any other Reference Share.  Instead, whether interest is paid for any Observation Period and the Redemption Amount payable at maturity depend on the lowest performing of the five Reference Shares to which the securities are linked.

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IF THE REDEMPTION AMOUNT CONSISTS OF THE PHYSICAL DELIVERY AMOUNT, THE MARKET VALUE OF SUCH REDEMPTION AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE FINAL OBSERVATION DATE – If a Knock-In Event occurs for the final Observation Period, you will be entitled to receive on the Maturity Date the Physical Delivery Amount which will consist of a whole number of Lowest Performing Reference Share plus an amount in cash corresponding to any fractional Lowest Performing Reference Share. The market value of the Physical Delivery Amount on the Final Observation Date will be significantly less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Final Observation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the market value of the Physical Delivery Amount between the Final Observation Date and the Maturity Date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity or Automatic Early Redemption.

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NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have any ownership interest or rights in the Reference Shares, such as voting rights or dividend payments. In addition, the issuers of the Reference Shares will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity or Automatic Early Redemption, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers (as defined in “The Reference Shares” below), including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. However, the calculation agent will not make adjustment in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Adjustments” herein.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	the Automatic Early Redemption feature, which is likely to limit the value of the securities;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to the Reference Shares or the Reference Share Issuers that may or may not require an adjustment;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuers or markets generally and which may affect the price of the Reference Shares; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Observation Dates) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

Public Information

All information contained herein on the Reference Shares and on Alcoa, Halliburton, Merck, Home Depot and American Express (collectively, the “Reference Share Issuers”) is derived from publicly available sources and is provided for informational purposes only.  Reference Share Issuers with securities (such as the Reference Shares) registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Each of the Reference Shares are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange.  Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below and can be accessed through www.sec.gov.  We have not participated in the preparation of, or verified, such publically available information.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Shares on any Observation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Shares will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

We obtained the closing prices included below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Alcoa

According to its publicly available filings with the SEC, Alcoa is a producer of primary aluminum, fabricated aluminum, and aluminum combined, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling.  Alcoa’s SEC file number is 001-03610.

Historical Information of the Common Stock of Alcoa

The following graph sets forth the historical performance of the common stock of Alcoa, par value $1.00 per share, based on its daily closing price (in U.S. dollars) from January 1, 2005 through August 16, 2010.  The closing price of one share of the common stock of Alcoa on August 16, 2010 was $10.558.

Halliburton

According to its publicly available filings with the SEC, Halliburton provides a variety of services and products to customers in the energy industry related to the exploration, development, and production of oil and natural gas.  Halliburton’s SEC file number is 001-03492.

Historical Information of the Common Stock of Halliburton

The following graph sets forth the historical performance of the common stock of Halliburton, par value $2.50 per share, based on its daily closing price (in U.S. dollars) from January 1, 2005 through August 16, 2010.  The closing price of one share of the common stock of Halliburton on August 16, 2010 was $27.8879.

Merck

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its medicines, vaccines, biologic therapies, and consumer and animal products, which it markets directly and through its joint ventures.  Merck’s SEC file number is 000-06571.

Historical Information of the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck, par value $0.50 per share, based on its daily closing price (in U.S. dollars) from January 1, 2005 through August 16, 2010.  The closing price of one share of the common stock of Merck on August 16, 2010 was $34.66.

Home Depot

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells a wide assortment of building materials, home improvement and lawn and garden products and provides a number of services.  Home Depot’s SEC file number is 001-08207.

Historical Information of the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot, par value $0.05 per share, based on its daily closing price (in U.S. dollars) from January 1, 2005 through August 16, 2010.  The closing price of one share of the common stock of Home Depot on August 16, 2010 was $27.5788.

American Express

According to its publicly available filings with the SEC, American Express is a global service company that provides customers with access charge and credit payment card products and travel-related services offered to consumers and businesses around the world.  American Express’ SEC file number is 001-07657.

Historical Information of the Common Stock of American Express

The following graph sets forth the historical performance of the common stock of American Express, par value $0.20 per share, based on its daily closing price (in U.S. dollars) from January 1, 2005 through August 16, 2010.  The closing price of one share of the common stock of American Express on August 16, 2010 was $41.62.

Market Disruption Events

A “Market Disruption Event” is, in respect of a Reference Share:

(a)       the occurrence or existence of a suspension, absence or material limitation of trading of such Reference Share on the Relevant Exchange for such Reference Share for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on the Relevant Exchange for such Reference Share;

(b)       a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for such Reference Share as a result of which the reported trading prices for such Reference Share during the last one-half hour preceding the close of the principal trading session on the Relevant Exchange for such Reference Share are materially inaccurate;

(c)       a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to such Reference Share, if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

(d)       a decision to permanently discontinue trading in such futures or options contracts related to such Reference Share,

in each case, as determined by the Calculation Agent in its sole discretion; and a determination by the Calculation Agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in such Reference Share or any instrument related to such Reference Share or to adjust or unwind all or a material portion of any hedge position in such Reference Share with respect to the securities.

For the purpose of determining whether a Market Disruption Event has occurred:

(a)       a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary exchange or market for trading in futures or options contracts related to such Reference Share,

(b)       limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)       a suspension of trading in futures or options contracts related to such Reference Share by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Reference Share, as determined by the Calculation Agent in its sole discretion; and

(d)       a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to such Reference Share are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the Calculation Agent determines that a Market Disruption Event exists in respect of a Reference Share on an Observation Date for such Reference Share, then such Observation Date for such Reference Share will be postponed to the first succeeding exchange business day for such Reference Share on which the Calculation Agent determines that no Market Disruption Event exists in respect of such Reference Share, unless the Calculation Agent determines that a Market Disruption Event in respect of such Reference Share exists on each of the five exchange business days for such Reference Share immediately following such scheduled Observation Date. In that case, (a) the fifth succeeding exchange business day for such Reference Share following such scheduled Observation Date will be deemed to be such Observation Date for such Reference Share, notwithstanding the existence of a Market Disruption Event in respect of such Reference Share, and (b) the Calculation Agent will determine the closing price for such Reference Share on that fifth succeeding exchange business day using its good faith estimate of the settlement price of such Reference Share that would have prevailed on the Relevant Exchange for such Reference Share on that deemed Observation Date but for the occurrence of a Market Disruption Event.

The Observation Date for each Reference Share not affected by a Market Disruption Event will be the scheduled Observation Date for such Reference Share. If the Final Observation Date for any Reference Share is postponed as a result of a Market Disruption Event as described above or because the scheduled Final Observation Date is not an exchange business day for such Reference Share, then the Maturity Date will be postponed to the fifth Business Day following the latest Final Observation Date for any Reference Share. If any other Observation Date other than the Final Observation Date is postponed, the next following Coupon Payment Date will be postponed as well, and you will receive no additional payment on the securities as a result of such postponement.

If the existence of a Market Disruption Event results in a postponement of the Maturity Date, no interest or other payment will be payable because of such postponement.

Adjustments

The “share adjustment factor” for each Reference Share will be set equal to 1.0 on the Trade Date and will be subject to adjustment as described below.

Stock splits and reverse stock splits

If any Reference Shares are subject to a stock split or reverse stock split, then once such split has become effective, the share adjustment factor for such Reference Shares will be adjusted so that the new share adjustment factor for such Reference Shares equals the product of:

•	the prior share adjustment factor for such Reference Shares, and

•
the number of shares that a holder of one share of such Reference Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends or distributions

If any Reference Shares are subject to a (i) stock dividend, i.e., an issuance of additional shares of such Reference Shares, that is given ratably to all or substantially all holders of such Reference Shares, or (ii) distribution of shares of such Reference Shares as a result of the triggering of any provision of the corporate charter of the relevant Reference Share Issuer of such Reference Shares or otherwise, then, once such Reference Shares are trading ex-dividend, the share adjustment factor for such Reference Shares will be adjusted so that the new share adjustment factor for such Reference Shares equals the prior share adjustment factor for such Reference Shares plus the product of:

•	the prior share adjustment factor for such Reference Shares, and

•	the number of additional shares of such Reference Shares issued in the stock dividend or distribution with respect to one share of such Reference Shares.

Non-cash dividends or distributions

If a Reference Share Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Reference Share Issuer to all or substantially all holders of such Reference Shares (other than dividends, distributions or issuances referred to under “—Stock splits and reverse stock splits” or “—Stock dividends or distributions” above or “—Issuance of transferable rights or warrants” or “—Extraordinary cash dividends or distributions” below), then, once such Reference Shares are trading ex-dividend, the share adjustment factor for such Reference Shares will be adjusted so that the new share adjustment factor for such Reference Shares equals the product of:

•	the prior share adjustment factor for such Reference Shares, and

•
a fraction, the numerator of which is the current market price of such Reference Shares and the denominator of which is the amount by which such current market price exceeds the fair market value of such distribution.

The “current market price” of any Reference Share means the arithmetic average of the closing prices of one share of such Reference Shares for the ten underlying business days for such Reference Shares prior to the underlying business day for such Reference Shares immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the share adjustment factor for such Reference Shares.

The “ex-dividend date,” with respect to a dividend or other distribution on the Reference Shares, means the first trading day for such Reference Shares on which transactions in such Reference Shares trade on the Relevant Exchange for such Reference Shares without the right to receive that dividend or other distribution.

The “fair market value” of a distribution on the Reference Shares means the value of the property distributed in respect of one share of such Reference Shares in such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the fair market value per share or other unit of such distributed property will equal the closing price of one share or other unit of such distributed property on such ex-dividend date, as determined by the Calculation Agent.

Notwithstanding the foregoing, a distribution on a Reference Share described in clause (a), (d) or (e) of the section entitled “—Reorganization events” below that also would require an adjustment under this section will not cause an adjustment to the share adjustment factor under this “Non-cash dividends or distributions” section and will only be treated as a reorganization event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization events.” A distribution on a Reference Share described in the section entitled “—Issuance of transferable rights or warrants” that also would require an adjustment under this section will not cause an adjustment to the share adjustment factor under this “Non-cash dividends or distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of transferable rights or warrants.”

Extraordinary cash dividends or distributions

If a Reference Share Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of such Reference Shares during any fiscal quarter during the term of the securities in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the share adjustment factor for such Reference Shares has not previously been made under this “—Extraordinary cash dividends or distributions” section, exceeds the dividend threshold for such Reference Shares, then, once such Reference Shares are trading ex-dividend, the share adjustment factor for such Reference Shares will be adjusted so that the new share adjustment factor for such Reference Shares equals the product of:

•	the prior share adjustment factor for such Reference Shares, and

•
a fraction, the numerator of which is the current market price of such Reference Shares and the denominator of which is the amount by which such current market price exceeds the aggregate amount in cash per share that the relevant Reference Share Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the share adjustment factor for such Reference Shares has not previously been made under this “—Extraordinary cash dividends or distributions” section to holders of such Reference Shares in excess of the dividend threshold for such dividend or distribution.

For the avoidance of doubt, the share adjustment factor for any Reference Shares may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the dividend threshold for such dividends or distributions. If the share adjustment factor for any Reference Shares has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the dividend threshold for such dividend or distribution, a subsequent adjustment will be made if the relevant Reference Share Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with all other such cash dividends or distributions since the last adjustment to the share adjustment factor (because of cash dividends or distributions that exceed the dividend threshold for such Reference Shares) exceeds the dividend threshold for such dividend or distribution. Such subsequent adjustments to the share adjustment factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the share adjustment factor because of cash dividends or distributions that exceed the dividend threshold for such Reference Shares.

The “dividend threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of the relevant Reference Shares in the quarterly fiscal period immediately preceding the quarterly fiscal period in which the ex-dividend date for such dividend or distribution occurs, plus (y) 10% of the closing price of one share of such Reference Shares on the trading day immediately preceding the ex-dividend date.

Issuance of transferable rights or warrants

If a Reference Share Issuer issues transferable rights or warrants to all holders of its Reference Shares to subscribe for or purchase shares of such Reference Shares, including new or existing rights to purchase shares of such Reference Shares, at an exercise price per share that is less than the closing price of one share of such Reference Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the maturity date, then the share adjustment factor for such Reference Shares will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new share adjustment factor for such Reference Shares equals the prior share adjustment factor for such Reference Shares plus the product of:

•	the prior share adjustment factor for such Reference Shares, and

•	the number of shares of such Reference Shares that could be purchased in the market with the cash value of such rights or warrants distributed on one share of such Reference Shares.

The number of shares of such Reference Shares that could be purchased in the market will be based on the closing price of such Reference Shares on the date the new share adjustment factor for such Reference Shares is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will equal the closing price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new share adjustment factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization events

If, prior to the maturity date,

(a)	there occurs any reclassification or change of the relevant Reference Shares, including, without limitation, as a result of the issuance of tracking stock by a Reference Share Issuer,

(b)	a Reference Share Issuer, or any surviving entity or subsequent surviving entity of such Reference Share Issuer (a “successor entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the relevant Reference Shares are exchanged for or converted into other property,

(c)	any statutory exchange of the shares of Reference Shares of a Reference Share Issuer or any successor entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	a Reference Share Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
a Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than such Reference Share Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “spin-off event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of a Reference Share Issuer and is consummated and completed for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “reorganization event”), then the final share price or, in the case of a spin-off event, the share adjustment factor for such Reference Shares will be adjusted as set forth below.

If a reorganization event with respect to the relevant Reference Shares, other than a spin-off event, occurs as a result of which the holders of such Reference Shares receive exchange property, then the closing price on any day for such Reference Shares will be determined by reference to the value of the exchange property following the effective date for such reorganization event. The value of the exchange property will be calculated as the sum of the values of the components of the exchange property as described below:

•
If the exchange property consists of securities (including, without limitation, securities of a Reference Share Issuer or securities of foreign issuers represented by ADSs) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“exchange traded securities”), the value of such exchange property will equal the closing price on the relevant exchange or market for such exchange traded securities.

•
if the exchange property consists of cash, property other than exchange traded securities or a combination thereof, the Calculation Agent will value such exchange property as if such exchange property was liquidated on the date holders of such Reference Shares received such non-cash exchange property upon terms that it deems commercially reasonable, and the value of such exchange property will equal the aggregate cash amount, including both the exchange property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash exchange property.

“Exchange property,” with respect to the relevant Reference Shares that is subject to a reorganization event other than a spin-off event, will consist of any shares of such Reference Shares that continue to be held by the holders of such Reference Shares, and any securities, cash or any other assets distributed to the holders of such Reference Shares with respect to one share of such Reference Shares in or as a result of such reorganization event. In the event of any reorganization event in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the Calculation Agent in its sole discretion. No interest will accrue on any exchange property.

In the event exchange property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of a Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The Calculation Agent will be solely responsible for the determination and calculation of the exchange property if a reorganization event occurs, the value thereof and its effect on the final share price of the relevant Reference Shares.

If a spin-off event with respect to one of the relevant Reference Shares occurs, then, on and after the ex-dividend date for such Reference Shares for the distribution of equity securities subject to such spin-off event, the share adjustment factor for such Reference Shares will be adjusted so that the new share adjustment factor for such Reference Shares equals the product of:

•	the prior share adjustment factor for such Reference Shares, and

•
a fraction, the numerator of which is the closing price per share of such Reference Shares on the trading day immediately preceding the ex-dividend date for such Reference Shares with respect to the spin-off event and the denominator of which is the closing price per share of such Reference Shares on the trading day immediately succeeding the ex-dividend date for such Reference Shares with respect to the spin-off event.

As a result, following a spin-off event, holders of the securities will not participate in any way in the returns or market performance of the equity securities issued to holders of such Reference Shares in such spin-off event.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the reference shares that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon settlement of a security, if a U.S. Holder receives the redemption amount in the form of reference shares (if applicable), it will be deemed to have applied the purchase price paid for the security toward the purchase of the reference shares and will not recognize any gain or loss upon receipt of the reference shares.  A U.S. Holder will have an adjusted tax basis in the reference shares so received equal to its tax basis in the security (generally its cost) and a holding period that starts on the day after the maturity of the security.

Upon settlement of a security,  if a U.S. Holder receives the redemption amount in the form of cash, it will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

If the security provides for the payment of a coupon or coupons, any coupon payment received by a U.S.

Holder in respect of a security will be characterized as ordinary income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”).  Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”), and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect of the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by such a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act also requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of up to $45 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse